Exhibit 99.2

Unaudited Pro Forma Financial Statements
The following Unaudited Pro Forma Financial Statements are based on the Company’s historical consolidated results of operations and financial position, adjusted to give effect to the Transaction, as defined in Item 2.01 of this Form 8-K, as if it had been completed on September 30, 2017 with respect to the pro forma condensed consolidated balance sheet and as of January 1, 2016 with respect to the pro forma condensed consolidated statements of operations.
The Unaudited Pro Forma Financial Statements and the accompanying notes should be read together with the Company’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2016, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 (“Annual Report”) and its unaudited condensed consolidated financial statements and accompanying notes as of and for the nine months ended September 30, 2017 and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company's Quarterly Report on Form 10-Q ("Quarterly Report") for the nine months ended September 30, 2017. The Unaudited Pro Forma Financial Statements may differ materially from the future financial position or results of operations due to a number of factors described in “Risk Factors” under Item 1A of Part 1 of our Annual Report and “Forward-Looking Statements” under Item 1 of Part 1 of our Annual Report.

Tenet Healthcare Corporation
Unaudited Pro Forma Condensed Consolidated Balance Sheet
September 30, 2017

(Dollars in millions)	Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$429	$153	(a)	$582
Accounts receivable, less allowance for doubtful accounts	2,567			2,567
Inventories of supplies, at cost	297			297
Income tax receivable	14			14
Assets held for sale	842	(222)	(a)	620
Other current assets	1,160			1,160
Total current assets	5,309	(69)		5,240
Investments and other assets	1,253	17	(a)	1,270
Deferred income taxes	783	—	(a)	783
Property and equipment, at cost, less accumulated depreciation and amortization	7,077			7,077
Goodwill	7,022			7,022
Other intangible assets, at cost, less accumulated amortization	1,764			1,764
Total assets	$23,208	$(52)		$23,156
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$140			$140
Accounts payable	1,100			1,100
Accrued compensation and benefits	800			800
Professional and general liability reserves	210			210
Accrued interest payable	336			336
Liabilities held for sale	407	(52)	(a)	355
Other current liabilities	1,146			1,146
Total current liabilities	4,139	(52)		4,087
Long-term debt, net of current portion	14,741			14,741
Professional and general liability reserves	617			617
Defined benefit plan obligations	596			596
Other long-term liabilities	604			604
Total liabilities	20,697	(52)		20,645
Commitments and contingencies
Redeemable noncontrolling interests in equity of consolidated subsidiaries	1,816			1,816
Equity:
Shareholders’ equity:
Common stock	7			7
Additional paid-in capital	4,835			4,835
Accumulated other comprehensive loss	(238)			(238)
Accumulated deficit	(2,161)	—	(a)	(2,161)
Common stock in treasury, at cost	(2,419)			(2,419)
Total shareholders’ equity	24	—		24
Noncontrolling interests	671			671
Total equity	695	—		695
Total liabilities and equity	$23,208	$(52)		$23,156

Notes to Unaudited Pro Forma
Condensed Consolidated Balance Sheet

(a)
Records the initial base purchase price cash and note receivable proceeds from the sale of the Philadelphia-area hospitals and related facilities, derecognition of the related assets and liabilities held for sale, and the related after-tax loss on sale, using an effective rate of 37%, which includes the federal statutory rate of 35% and the applicable state tax rate that were in effect as of September 30, 2017.

Tenet Healthcare Corporation
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2016

(Dollars in millions except per share amounts)	Historical	Pro Forma Adjustments		Pro Forma

Net operating revenues:
Net operating revenues before provision for doubtful accounts	$21,070	$(813)	(a)	$20,257
Less: Provision for doubtful accounts	1,449	(26)	(a)	1,423
Net operating revenues	19,621	(787)		18,834
Equity in earnings of unconsolidated affiliates	131	—		131
Operating expenses:
Salaries, wages and benefits	9,356	(391)	(a)	8,965
Supplies	3,124	(114)	(a)	3,010
Other operating expenses, net	4,891	(302)	(a)	4,589
Electronic health record incentives	(32)	1	(a)	(31)
Depreciation and amortization	850	(18)	(a)	832
Impairment and restructuring charges, and acquisition-related costs	202	(38)	(a)	164
Litigation and investigation costs	293	—		293
Gains on sales, consolidation and deconsolidation of facilities	(151)	—		(151)
Operating income	1,219	75		1,294
Interest expense	(979)	—		(979)
Other non-operating income (expense), net	8	—		8
Net income from continuing operations, before income taxes	248	75		323
Income tax benefit (expense)	(67)	(27)	(b)	(94)
Net income from continuing operations	181	48		229
Less: Net income attributable to noncontrolling interests	368	1	(a)	369
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(187)	$47		$(140)
Loss per share attributable to Tenet Healthcare Corporation common shareholders:
Basic	$(1.88)			$(1.41)
Diluted	$(1.88)			$(1.41)
Weighted average shares and dilutive securities outstanding (in thousands):
Basic	99,321			99,321
Diluted	99,321			99,321

Tenet Healthcare Corporation
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Nine Months Ended September 30, 2017

(Dollars in millions except per share amounts)	Historical	Pro Forma Adjustments		Pro Forma

Net operating revenues:
Net operating revenues before provision for doubtful accounts	$15,310	$(617)	(a)	$14,693
Less: Provision for doubtful accounts	1,109	(13)	(a)	1,096
Net operating revenues	14,201	(604)		13,597
Equity in earnings of unconsolidated affiliates	95	—		95
Operating expenses:
Salaries, wages and benefits	6,990	(289)	(a)	6,701
Supplies	2,285	(79)	(a)	2,206
Other operating expenses, net	3,466	(231)	(a)	3,235
Electronic health record incentives	(8)	—		(8)
Depreciation and amortization	662	(16)	(a)	646
Impairment and restructuring charges, and acquisition-related costs	403	(235)	(a)	168
Litigation and investigation costs	12	—		12
Gains on sales, consolidation and deconsolidation of facilities	(142)	—		(142)
Operating income	628	246		874
Interest expense	(775)	1	(a)	(774)
Other non-operating income (expense), net	(14)	—		(14)
Loss from early extinguishment of debt	(164)	—		(164)
Net income from continuing operations, before income taxes	(325)	247		(78)
Income tax benefit (expense)	105	(86)	(b)	19
Net income from continuing operations	(220)	161		(59)
Less: Net income attributable to noncontrolling interests	254	—		254
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(474)	$161		$(313)
Loss per share attributable to Tenet Healthcare Corporation common shareholders:
Basic	$(4.72)			$(3.12)
Diluted	$(4.72)			$(3.12)
Weighted average shares and dilutive securities outstanding (in thousands):
Basic	100,475			100,475
Diluted	100,475			100,475

Notes to Unaudited Pro Forma
Condensed Consolidated Statement of Operations

(a)	Eliminates the historical revenue and operating expenses of the divested Philadelphia hospitals and related facilities.

(b)
Reflects the applicable income tax effects of the pro forma adjustments in this column at an effective tax rate of 37%, which includes the federal statutory rate of 35% and the applicable state tax rate that were in effect during the period presented, adjusted for the impact of nondeductible goodwill.